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                                                                    EXHIBIT 99.1

CONTACT:
Segmentz, Inc.
Jeff Curry
269-695-4955
JeffC@express-1.com

                          SEGMENTZ, INC. ANNOUNCES NEW,
                        TWO-YEAR REVOLVING LINE OF CREDIT

BUCHANAN, Mich. - November 9, 2005 - Segmentz, Inc. (AMEX: SZI) announced today that it has entered into a new, two-year asset-based revolving credit facility with Chemical Bank. The $6 million credit facility will allow the Company to borrow, repay and re-borrow amounts needed to support its growth.

The two-year revolving credit arrangement contains certain financial covenants and is collateralized by receivables and the Company's building in Buchanan, Michigan. The current rate will be prime minus one-quarter percent and will be adjusted quarterly based on changes in the prime rate and a scale tied to a ratio of debt-to-tangible-net-worth. This new facility replaces the Company's former $3.5 million credit line with Fifth Third Bank, which was set to expire on December 31, 2005.

Mike Welch, president and chief executive officer of Segmentz, stated, "We are pleased to have entered into this long-term facility with Chemical Bank at favorable rates. This new line of credit reflects our lender's support of the Company's renewed focus on expedited transportation services. The facility provides us with longer-term funding to support the Company's operating plans."

Chemical Bank Shoreline President Len Amat stated, "Having done business with Express-1 in past years, our commercial banking unit and board of directors are very familiar with the Express-1 management team. It was clear to us that they have successfully narrowed the Company's focus on expedited transportation and are executing on a plan to return Segmentz to a profitable status and grow the business. We are pleased to have this opportunity to re-establish our relationship."

ABOUT SEGMENTZ, INC.

Segmentz, Inc. provides expedited transportation services to more than 1,000 organizations, ranging from mid-sized companies to the Fortune 500. Through its primary operating unit - Express-1 - the Company specializes in same-day and next-day pick up and delivery. To maximize the Company's flexibility and minimize overhead, Segmentz maintains a non-asset-based business model and utilizes a fleet of professional, independent owner operators. The Company has a state-of-the-art 24/7 call center utilizing a world-class communications technology and dispatch infrastructure that covers the 48 continental U.S. states and Canada. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI. For more information about the Company, visit www.express-1.com.
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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those related to the Company's future growth. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include the possibility that: it will be unable to continue to lower costs; the development and customers' acceptance of its transportation products, including acceptance by key customers, will not be up to Company standards; it will experience pricing pressures; technology changes rapidly in the industry; growth slows for the transportation and third-party logistics market; competition increases; it will be unable to attract and retain qualified personnel; it will be unable to identify and successfully consummate future acquisitions; adverse changes in customer order patterns take place; and that adverse changes take place in general economic conditions in the U.S. and internationally. These and other risks are detailed from time to time in Segmentz, Inc.'s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2004. This filing can be accessed at a website maintained by the SEC at www.sec.gov.